                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                       |X|
Filed by a Party other than the Registrant                    |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement            |_|:  Confidential, for Use of the
|X|  Definitive Proxy Statement                   Commission only (as permitted
|_|  Definitive Additional Materials              by Rule 14a-6(e)(2))
|_|  Soliciting Material Under Rule 14a-12


                                   AWARE, INC.
      -------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
      -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

        (2)      Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)      Proposed maximum aggregate value of transaction:

        (5)      Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount previously paid:

        (2)      Form, Schedule or Registration Statement no.:

        (3)      Filing Party:

        (4)      Date Filed:


                                    * * * * *

                                   AWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 31, 2002

         Aware, Inc. hereby gives notice that it will hold its annual meeting of stockholders at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts on Friday, May 31, 2002, beginning at 10:00 a.m., local time, for the following purposes:

         1. To consider and vote upon the election of one Class III director;

         2. To act upon a proposal to amend the Company's Restated Articles of Organization to increase the Company's authorized common stock from 30,000,000 to 70,000,000 shares; and

         3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

         The board of directors has fixed the close of business on April 4, 2002 as the record date for the determination of the stockholders of Aware entitled to receive notice of the annual meeting and to vote at the meeting. Only stockholders of record on that date are entitled to receive notice of the annual meeting and to vote at the meeting or any adjournment thereof.

                                           By order of the board of directors,


                                           /s/ MICHAEL A. TZANNES
                                           -----------------------------------
                                           MICHAEL A. TZANNES
                                           CHIEF EXECUTIVE OFFICER

April 15, 2002
Bedford, Massachusetts

                             YOUR VOTE IS IMPORTANT

                   PLEASE SIGN AND RETURN THE ENCLOSED PROXY,
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                   AWARE, INC.
                              40 MIDDLESEX TURNPIKE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 276-4000



                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 31, 2002



         This proxy statement relates to the 2002 annual meeting of stockholders of Aware, Inc. The annual meeting will take place as follows:

                           DATE:        May 31, 2002

                           TIME:        10:00 a.m.

                           PLACE:       Renaissance Bedford Hotel
                                        44 Middlesex Turnpike
                                        Bedford, Massachusetts

         The board of directors of Aware is soliciting proxies for the annual meeting and adjournments of the annual meeting. If a stockholder returns a properly executed proxy, the shares represented by the proxy will be voted in accordance with the stockholder's directions. If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends. Aware encourages its stockholders to vote on all proposals. A stockholder may revoke its proxy at any time before it has been exercised.

         Aware is mailing this proxy statement and the enclosed form of proxy to stockholders on or about April 16, 2002.

                                 PROXY STATEMENT

                                TABLE OF CONTENTS


ANNUAL MEETING OF STOCKHOLDERS...........................................2

   Purpose of the annual meeting.........................................2
   Record date...........................................................2
   Quorum................................................................2
   Vote required; tabulation of votes....................................2
   Revocation of proxies.................................................3
   Solicitation of proxies...............................................3

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING...........................3

PROPOSAL 1--ELECTION OF DIRECTORS........................................3

DIRECTORS AND EXECUTIVE OFFICERS.........................................4

   Directors and executive officers......................................4
   Committees and meetings of the board..................................6
   Compensation committee interlocks and insider participation...........6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.........................7

   Director compensation.................................................7
   Executive compensation................................................7

REPORT OF THE COMPENSATION COMMITTEE....................................10

   Compensation committee report on executive compensation..............10
   Performance graph....................................................12

REPORT OF THE AUDIT COMMITTEE...........................................13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........15

   Principal stockholders...............................................15

PROPOSAL 2--AMENDMENT OF THE COMPANY'S ARTICLES OF ORGANIZATION.........16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.................16

INDEPENDENT ACCOUNTANTS.................................................17

   Fees for professional services.......................................17
   Attendance at annual meeting.........................................17

STOCKHOLDER PROPOSALS...................................................17

AVAILABLE INFORMATION...................................................17

                         ANNUAL MEETING OF STOCKHOLDERS


PURPOSE OF THE ANNUAL MEETING

         At the annual meeting, Aware will submit two proposals to the stockholders:

         PROPOSAL 1:  To elect one Class III director for a three-year term; and

         PROPOSAL 2: To amend the Company's Restated Articles of Organization to increase the Company's authorized common stock from 30,000,000 to 70,000,000 shares.

         Currently, Aware does not intend to submit any other proposals to the stockholders at the annual meeting. The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting. If any other business comes before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.


RECORD DATE
         The board of directors of Aware has fixed the close of business on Thursday, April 4, 2002 as the record date for the annual meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 22,667,009 shares of Aware's common stock, which are entitled to cast 22,667,009 votes.


QUORUM
         Aware's by-laws provide that a quorum at the annual meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting. Aware will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining the existence of a quorum at the meeting. In general, Aware will count votes withheld from any nominee for election as director, abstentions and broker "non-votes" as present or represented for purposes of determining the existence of a quorum at the meeting. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.


VOTE REQUIRED; TABULATION OF VOTES

         PROPOSAL 1. The election of the Class III director will require the affirmative vote of a plurality of the shares of common stock properly cast on the proposal. Abstentions, votes withheld from the director-nominee, and broker non-votes will not count as votes cast for or against the election of the director-nominee and accordingly will not affect the outcome of the vote.

         PROPOSAL 2. The amendment of the Company's Restated Articles of Organization to increase the Company's authorized common stock from 30,000,000 to 70,000,000 shares will require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting. Abstentions, votes withheld and broker non-votes will have the effect of a vote against the amendment of the Articles of Organization.

         Aware's transfer agent, EquiServe, will tabulate the votes at the annual meeting. EquiServe will tabulate separately the vote on each matter submitted to stockholders.


REVOCATION OF PROXIES

         A stockholder who has executed a proxy may revoke the proxy at any time before it is exercised as the annual meeting in three ways:

         o by giving written notice of revocation to the Clerk of Aware at the following address:

                       Aware, Inc.
                       40 Middlesex Turnpike
                       Bedford, Massachusetts 01730
                       Attention:  Clerk

         o        by signing and returning another proxy with a later date; or

         o by attending the annual meeting and informing the Clerk of Aware in writing that he or she wishes to vote in person.

     Mere attendance at the annual meeting will not in and of itself revoke the proxy. Accordingly, stockholders who have executed and returned proxies in advance of the annual meeting may change their votes at any time before or at the annual meeting.


SOLICITATION OF PROXIES

         Aware will bear all costs incurred in connection with the solicitation of proxies for the annual meeting. Aware will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names. In addition to this solicitation by mail, Aware's directors, officers and employees may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Aware expects that the expenses of any special solicitation will be nominal. At present, Aware does not expect to pay any compensation to any other person or firm for the solicitation of proxies.


                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


                        PROPOSAL 1--ELECTION OF DIRECTORS

         The board of directors, upon the recommendation of the nominating committee, has nominated for election as a Class III director Edmund C. Reiter, who is currently a Class III director of Aware. Mr. Reiter also serves as our president. The director elected at the annual meeting will hold office until the annual meeting of stockholders in 2005 and until his successor is duly elected and qualified.

         The nominee has agreed to serve if elected, and Aware has no reason to believe that the nominee will be unable to serve. If the nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee that our board's nominating committee will designate at that time. Proxies cannot be voted for more than one nominee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EDMUND C. REITER AS A CLASS III DIRECTOR OF AWARE.


                        DIRECTORS AND EXECUTIVE OFFICERS


DIRECTORS AND EXECUTIVE OFFICERS

         The following table provides information regarding Aware's directors and executive officers as of April 4, 2002:


NAME                                       AGE   POSITION
----                                       ---   --------
John K. Kerr (1)(2)(3)(4).................  64   Chairman of the board of directors
Michael A. Tzannes (1)....................  40   Chief executive officer and director
Edmund C. Reiter..........................  38   President and director
Richard P. Moberg.........................  47   Chief financial officer and treasurer
Richard W. Gross..........................  44   Senior vice president-engineering
David Ehreth (2)(3)(4)....................  52   Director
G. David Forney, Jr. (2)(4)...............  62   Director

------------------------------------
(1) Member of the executive committee (2) Member of the audit committee (3) Member of the compensation committee (4) Member of the nominating committee

         JOHN K. KERR has been a director of Aware since 1990 and chairman of the board of directors since March 1999. Mr. Kerr previously served as a director of Aware from 1988 to 1989 and the chairman of the board of directors from November 1992 to March 1994. Mr. Kerr has been general partner of Grove Investment Partners, a private investment partnership, since 1990. Mr. Kerr received an M.A. and a B.A. from Baylor University.

         MICHAEL A. TZANNES has been Aware's chief executive officer since April 1998 and has served as a director of Aware since March 1998. Mr. Tzannes served as Aware's president from April 1998 to March 2001. From September 1997 to April 1998, he served as Aware's chief technology officer and general manager of telecommunications. Mr. Tzannes served as Aware's senior vice president, telecommunications from April 1996 to September 1997, as Aware's vice president, telecommunications from December 1992 to April 1996, as a senior member of Aware's technical staff from January 1991 to November 1992, and as a consultant to Aware from October 1990 to December 1990. From 1986 to 1990, he was a staff engineer at Signatron, Inc., a telecommunications technology and systems developer. Mr. Tzannes received a Ph.D. in electrical engineering from Tufts University, an M.S. from the University of Michigan at Ann Arbor, and a B.S. from the University of Patras, Greece.

         EDMUND C. REITER has served as Aware's president since March 2001 and as a director of Aware since December 1999. Mr. Reiter served as a senior vice president from May 1998 to

March 2001, as Aware's vice president, advanced products from August 1995 to May 1998, as Aware's manager of product development for still image compression products from June 1994 to August 1995, as a senior member of Aware's technical staff from November 1993 to June 1994, and as a member of Aware's technical staff from December 1992 to November 1993. Mr. Reiter served as senior scientist at New England Research, Inc. from January 1991 to November 1992. Mr. Reiter received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from Boston College.

         RICHARD P. MOBERG joined Aware in June 1996 as chief financial officer and treasurer. From December 1990 to June 1996, Mr. Moberg held a number of positions at Lotus Development Corporation, a computer software developer, including corporate controller from June 1995 to June 1996, assistant corporate controller from May 1993 to June 1995, and director of financial services from December 1990 to May 1993. Mr. Moberg received an M.B.A. from Bentley College and a B.B.A. in accounting from the University of Massachusetts at Amherst.

         RICHARD W. GROSS was appointed senior vice president in July 1999. Mr. Gross served as vice president - strategic development from July 1998 to July 1999. Before the vice president position, he held various senior level engineering positions from the time he joined Aware in September 1993 until July 1998, including director - communications technology, director - HFC systems and communications systems manager. Before joining Aware, Mr. Gross was a senior technical staff member at GTE Laboratories from 1987 to 1993; a technical staff member at the Heinrich Hertz Institute from 1984 to 1987; and a programmer for IBM, Federal Systems Division from 1980 to 1984. Mr. Gross received a Ph.D. and M.S. in electrical engineering from the University of Rhode Island and a B.A. in physics from Holy Cross College.

         DAVID EHRETH has served as a director of Aware since November 1997. Since April 1998, Mr. Ehreth has served as president, chief executive officer and chairman of Westwave Communications, Inc., a telecommunications software company. From June 1993 to August 1998, Mr. Ehreth served as division vice president of the access division of DSC Communications Corporation, a manufacturer of digital switching, access, transport and private network system products for the telecommunications industry. From 1987 to June 1992, Mr. Ehreth served as vice president of engineering of Optilink, Inc., a manufacturer of access systems for the telecommunications industry. Optilink, Inc. was acquired by DSC Communications Corporation in 1990. From 1977 to 1987, Mr. Ehreth held numerous positions in the Digital Telephone Systems division of Harris Corporation. Mr. Ehreth received a degree in electrical engineering from College of Marin.

         G. DAVID FORNEY, JR. has served as a director of Aware since May 1999. Mr. Forney is currently Bernard M. Gordon Adjunct Professor in the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology. Mr. Forney was a vice president of Motorola from 1977 until his retirement in January 1999. Mr. Forney was previously Vice President of Research and Development and a director of Codex Corporation before its acquisition by Motorola in 1977. Mr. Forney received an Sc.D. in electrical engineering from the Massachusetts Institute of Technology and a B.S.E. in electrical engineering from Princeton University.

         The board of directors is divided into three classes, referred to as Class I, Class II and Class III, each consisting of approximately one-third of the directors. One class is elected each year at the annual meeting of stockholders to hold office for a term of three years and until their respective successors have been duly elected and qualified. The number of directors has been fixed at seven, and there are currently two vacancies on the board of directors. The current term of Aware's sole Class III director, Mr. Reiter, will expire at the annual meeting to be held on May 31, 2002. The current terms of Messrs. Tzannes and Forney, Aware's Class I directors, will expire at the annual meeting to be held in 2003. The current terms of Messrs. Kerr and Ehreth, Aware's Class II directors, will expire at the annual meeting to be held in 2004.

         Executive officers are elected annually by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified. There are no family relationships among Aware's directors and executive officers.


COMMITTEES AND MEETINGS OF THE BOARD

         During 2001, the board of directors met seven times and took action by written consent once. No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served.

         Aware has a compensation committee, an audit committee, an executive committee and a nominating committee. Aware's compensation committee is currently composed of two outside directors, David Ehreth and John. K. Kerr. Aware's audit committee is currently composed of John K. Kerr, David Ehreth and
G. David Forney, Jr.

         Aware's executive committee is currently composed of John K. Kerr and Michael A. Tzannes. The executive committee has all of the powers of the board of directors except the power to: change the number of directors or fill vacancies on the board of directors; elect or fill vacancies in the offices of president, treasurer or clerk; remove any officer or director; amend the by-laws of Aware; change the principal office of Aware; authorize the payment of any dividend or distribution to shareholders of Aware; authorize the reacquisition of capital stock for value; and authorize a merger.

         Aware's nominating committee was established in May 2001 and is currently composed of three outside directors, David Ehreth, G. David Forney, Jr. and John K. Kerr. The nominating committee is responsible for reviewing the qualifications of potential nominees for election to the Board of Directors and recommending to the Board of Directors the election of directors to the Company. Stockholders may make nominations for the election of directors by delivering notice in writing to the Clerk of Aware not less than 60 days nor more than 90 days prior to any meeting of the stockholders called for the election of directors.

         In 2001, the executive committee neither met nor took action by written consent; the nominating committee neither met nor took action by written consent; the compensation committee held three meetings and took action by written consent nine times; and the audit committee met five times and took no action by written consent.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Aware's compensation committee is currently composed of Messrs. Kerr and Ehreth. Mr. Kerr formerly served as Aware's assistant vice president of marketing from June 1992 to November 1994. In 2001, no officer or employee of Aware participated in the deliberations of the compensation committee concerning the compensation of Aware's executive officers. No interlocking relationship existed between Aware's board of directors or compensation committee and the board of directors or compensation committee of any other company in 2001.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


DIRECTOR COMPENSATION

         Aware reimburses each director for expenses incurred in attending meetings of the board of directors but does not pay any separate fees for serving as directors.

         In 2001, Aware compensated its directors through grants of nonqualified options under its 2001 Nonqualified Stock Plan. The exercise price of each option is equal to the closing price of the common stock on the Nasdaq National Market on the date of grant. Each option has a term of ten years. The options granted in 2001 vest on various schedules, as described in the notes to the table below.

         The following table provides information about these grants.

                 OPTION GRANTS TO DIRECTORS IN LAST FISCAL YEAR


                                                   NUMBER OF SECURITIES
                                                        UNDERLYING          EXERCISE
NAME                                                 OPTIONS GRANTED      PRICE ($/SH)      EXPIRATION DATE
----                                                 ---------------      ------------      ---------------
G. David Forney, Jr. ............................        8,333 (1)            $8.07              5/17/11
                                                         8,333 (2)             7.42              7/19/11
                                                         8,333 (3)             3.74              9/21/11
John K. Kerr.....................................       10,000 (1)             8.07              5/17/11
                                                        10,000 (2)             7.42              7/19/11
                                                        10,000 (3)             3.74              9/21/11

----------------------------------------
(1) The options vested 50% on July 1, 2001, and the remaining 50% in eight equal quarterly installments of 6.25%, beginning as of September 30, 2001.
(2) The options vested 25% on July 19, 2001, and the remaining 75% in 12 equal quarterly installments of 6.25%, beginning as of September 30, 2001.
(3) The options vest in 16 equal quarterly installments of 6.25%, beginning as of September 30, 2001.

EXECUTIVE COMPENSATION

         SUMMARY OF CASH AND OTHER COMPENSATION. The following table provides summary information concerning compensation earned for services rendered to Aware in all capacities during the last three fiscal years by Aware's chief executive officer in 2001 and each other executive officer of Aware.

         Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive officer's total annual salary and bonus.

         Long-term compensation awards represent stock options granted under Aware's 1996 Stock Option Plan and Aware's 2001 Nonqualified Stock Plan. In 1999, 2000 and 2001, Aware did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts.

         All other compensation represents group term life insurance premiums paid by Aware on behalf of the executive officers and the following matching contributions by Aware under its

401(k) plan for the benefit of the executive officers in 1999, 2000 and 2001:
Mr. Tzannes, $5,000, $5,250 and $5,100; Mr. Reiter, $2,019, $2,135 and $2,262;
Mr. Gross, $3,071, $3,224 and $3,224; and Mr. Moberg, $3,795, $3,978 and $5,100.


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                  ANNUAL COMPENSATION              COMPENSATION
                                                                                      AWARDS
                                          ------------------------------------    ---------------
                                                                                    SECURITIES         ALL
                                                                                    UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY($)                BONUS($)        OPTIONS(#)    COMPENSATION($)
---------------------------       ----     ---------                --------        ----------    ---------------
Michael A. Tzannes.............   2001       $300,000                      --            174,999     $5,388
  Chief Executive Officer         2000        268,846                      --            120,000      5,412
                                  1999        219,548                      --            250,000      5,120
Edmund C. Reiter...............   2001        280,000                 $   750            200,001      2,510
  President                       2000        251,442                      --             80,000      2,297
                                  1999        189,169                   1,500            170,000      2,139
Richard W. Gross...............   2001        235,000                   1,500            114,999      3,446
  Senior Vice President           2000        209,038                     750             75,000      3,373
                                  1999        138,119                   5,250             70,000      3,957
Richard P. Moberg..............   2001        225,000                      --            105,000      5,415
  Chief Financial Officer and     2000        196,442                      --             80,000      4,202
  Treasurer                       1999        159,779                      --             80,000      3,957

         OPTION GRANTS IN LAST FISCAL YEAR. The following table provides information concerning stock options granted under the 2001 Nonqualified Stock Plan during 2001 to each of the executive officers.

         The exercise price of each option is equal to the closing price of the common stock on the Nasdaq National Market on the date of grant. Each option vests in installments as described in the "Option grants in last fiscal year" table below. In 2001, Aware granted employees options to purchase an aggregate of 2,407,423 shares of common stock under its 1996 Stock Option Plan and 2001 Nonqualified Stock Plan.

         The amounts reported in the last two columns represent hypothetical values that the executive officers could realize upon exercise of the options immediately before the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the common stock over the term of the options. Aware has calculated these numbers based on the rules of the Securities and Exchange Commission, and they do not represent Aware's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of the exercise and the future performance of the common stock. The common stock may not achieve the rates of appreciation assumed in this table and the executive officers may not receive the amounts reflected in this table. This table does not take into account any appreciation in the price of the common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                         -----------------------------------------------------------------   POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                            NUMBER OF                                                        ANNUAL RATE OF STOCK
                           SECURITIES    PERCENT OF TOTAL                                   PRICE APPRECIATION FOR
                           UNDERLYING     OPTIONS GRANTED    EXERCISE                            OPTION TERM
                             OPTIONS      TO EMPLOYEES IN     PRICE                              -----------
          NAME              GRANTED (#)   FISCAL YEAR(%)      ($/SH)    EXPIRATION DATE        5% ($)       10% ($)
-----------------------  --------------- ----------------  -----------------------------   -------------------------
Michael A. Tzannes.....       58,333 (1)       2.42%          $8.07          5/17/11         $296,050      $750,250
                              58,333 (2)       2.42            7.42          7/19/11          272,205       689,821
                              58,333 (3)       2.42            3.74          9/21/11          137,203       347,699
Edmund C. Reiter.........     66,667 (1)       2.77            8.07          5/17/11          338,347       857,438
                              66,667 (2)       2.77            7.42          7/19/11          311,095       788,375
                              66,667 (3)       2.77            3.74          9/21/11          156,805       397,375
Richard W Gross........       38,333 (1)       1.59            8.07          5/17/11          194,547       493,020
                              38,333 (2)       1.59            7.42          7/19/11          178,877       453,310
                              38,333 (3)       1.59            3.74          9/21/11           90,162       228,488
Richard P. Moberg........     35,000 (1)       1.45            8.07          5/17/11          177,631       450,153
                              35,000 (2)       1.45            7.42          7/19/11          163,324       413,895
                              35,000 (3)       1.45            3.74          9/21/11           82,322       208,621

-----------------------------------
(1) The options vested 50% on July 1, 2001, and the remaining 50% in eight equal quarterly installments of 6.25%, beginning as of September 30, 2001.
(2) The options vested 25% on July 19, 2001, and the remaining 75% in 12 equal quarterly installments of 6.25%, beginning as of September 30, 2001.
(3) The options vest in 16 equal quarterly installments of 6.25%, beginning as of September 30, 2001.

         OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES. The following table provides information concerning stock options exercised during 2001 and stock options held as of December 31, 2001 by the executive officers.

         The value realized upon the exercise of options is based on the last sale prices of the common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the applicable option exercise prices. The value of unexercised in-the-money options at fiscal year-end is based on $8.30 per share, the last sale price of the common stock on December 31, 2001, as reported by the Nasdaq National Market, less the applicable option exercise prices. Actual gains, if any, will depend on the value of the common stock on the date of the sale of the shares.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                            SHARES                      OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR END($)
                          ACQUIRED ON     VALUE       -------------------------------      ---------------------
NAME                       EXERCISE #   REALIZED($)   EXERCISABLE(#) UNEXERCISABLE(#)  EXERCISABLE($) UNEXERCISABLE($)
----                      ------------ -------------  -------------------------------  -------------- ----------------
Michael A. Tzannes......       0           0             546,726         211,669         $67,153          $269,867

Edmund C. Reiter........       0           0             310,971         212,294          69,720           308,420

Richard W. Gross........       0           0             157,215         145,784          85,767           191,781

Richard P. Moberg.......       0           0             190,915         132,085          37,231           161,919

                      REPORT OF THE COMPENSATION COMMITTEE

         The compensation committee established by the board of directors is composed of two outside directors, David Ehreth and John K. Kerr. The compensation committee has general responsibility for Aware's executive compensation policies and practices, including responsibility for establishing the specific compensation of Aware's executive officers and administering Aware's stock plans. The following report summarizes Aware's executive officer compensation policies for 2001.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     COMPENSATION OBJECTIVES. Aware's executive compensation programs are generally designed to relate executive compensation to improvements in Aware's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are intended to:

         o establish incentives that will link executive officer compensation to Aware's stock performance and motivate executives to attain Aware's quarterly and annual financial targets and to promote Aware's long-term financial success; and

         o provide a total compensation package that is competitive within the industry and that will assist Aware to attract and retain executives who will contribute to the long-term financial success of Aware.

     EXECUTIVE COMPENSATION. Aware's executive compensation package for 2001 consisted of two principal components: base salary and a stock-based equity incentive in the form of participation in Aware's stock option plans. Aware's executive officers were also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that could have been contributed or the benefits that could have been paid under these plans. Aware does not have a management incentive bonus program.

         Aware's executive compensation policy emphasizes stock options in order to align the interests of management with the stockholders' interests in the financial performance of Aware for fiscal quarters, the fiscal year and the longer term. In granting stock options, the compensation committee considered in part the value of options held by the executive officers and the extent to which the compensation committee believed those options would provide sufficient motivation to the executive officers to achieve Aware's goals. In 2001, the compensation committee granted stock options under Aware's 2001 Nonqualified Stock Plan to each of Michael A. Tzannes, Edmund C. Reiter, Richard P. Moberg and Richard W. Gross. The options granted to Messrs. Tzannes, Reiter, Moberg and Gross vest as indicated in the table captioned "Option grants in last fiscal year" above.

         In establishing base salaries for executives, the compensation committee monitors salaries at other companies, particularly companies in the same industry and companies located in the same geographic area as Aware. In addition, for each executive the compensation committee considers historic salary levels, work responsibilities and base salary relative to other executives at Aware. To some extent, the compensation committee also considers general economic conditions, Aware's financial performance and each individual's performance. The compensation committee did not increase the base salaries of Aware's executive officers in 2001.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Consistent with Aware's overall executive officer compensation policy, Aware's approach to the chief executive officer's compensation package in 2001 was to be competitive with other companies in the industry. The compensation committee believes that this approach provided additional incentive to Mr. Tzannes to achieve Aware's performance goals and enhance stockholder value. Mr. Tzannes' salary was designed to give him assurance of a base level of compensation commensurate with his position and duration of employment with Aware and competitive with salaries for officers holding comparable positions in the industry.

         POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code limits Aware's ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer and the three most highly compensated executive officers of Aware (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." In 2001, the aggregate base salaries, bonuses and other non-equity compensation of Aware's executive officers did not exceed the $1.0 million limit. The compensation committee does not expect that non-equity compensation will exceed the $1.0 million limit in the foreseeable future. With respect to equity compensation, the compensation committee's policy with respect to Section 162(m) is that it would prefer to cause compensation to be deductible by Aware; however, the compensation committee also weighs the need to provide appropriate incentives to Aware's executive officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of compensation that does not qualify as performance-based compensation. The compensation committee has authorized and may continue to authorize compensation payments that do not qualify as performance-based compensation and that are in excess of the limits in circumstances when the committee believes such payment is appropriate.

                                           The compensation committee

                                                   David Ehreth
                                                   John K. Kerr

PERFORMANCE GRAPH

     The following performance graph compares the performance of Aware's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and a published industry index, the J.P. Morgan H&Q Technology Index (formerly known as the Hambrecht & Quist Technology Index). The cumulative stockholder returns for shares of Aware's common stock and for the market and industry indices are calculated assuming $100 was invested on December 31, 1996. Aware paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return, or dividends reinvested, basis.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG AWARE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE J.P. MORGAN H & Q TECHNOLOGY INDEX*





                              [PERFORMANCE GRAPH]



                                                                  VALUE OF INVESTMENT ($)
                                               ---------------------------------------------------------------
                                               12/31/96  12/31/97   12/31/98   12/31/99   12/31/00  12/31/01
                                               --------  --------   --------   --------   --------  --------
Aware, Inc..................................    $100.00   $101.23    $268.52    $359.26    $175.31   $ 81.98
J.P. Morgan H & Q Technology Index..........     100.00    122.48     172.68     320.89     193.01    153.15
Nasdaq Stock Market - U.S...................     100.00    117.24     182.36     407.27     263.28    181.99

                          REPORT OF THE AUDIT COMMITTEE

         The audit committee reviews the results and scope of the annual audit of Aware's financial statements conducted by Aware's independent accountants, the scope of other services provided by Aware's independent accountants, proposed changes in Aware's financial and accounting standards and principles, and Aware's policies and procedures with respect to its internal accounting, auditing and financial controls. The audit committee also makes recommendations to the board of directors on the engagement of the independent accountants, as well as other matters which may come before the audit committee or at the direction of the board of directors. The audit committee is governed by a written charter adopted by the board of directors.

         The audit committee currently consists of three non-employee directors. Each member of the audit committee is "independent" within the meaning of the Nasdaq Stock Market's marketplace rules.

         Aware's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles. Aware's independent auditors are responsible for auditing those financial statements. The responsibility of the audit committee is to monitor and review these processes. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. The audit committee has relied, without independent verification, on the information provided to it and on the representations made by Aware's management and independent auditors.

         In fulfilling its oversight responsibilities, the audit committee discussed with representatives of PricewaterhouseCoopers LLP, Aware's independent auditors for 2001, the overall scope and plans for their audit of Aware's financial statements for 2001. The audit committee met with them, with and without Aware's management present, to discuss the results of their examinations and their evaluations of Aware's internal controls and the overall quality of Aware's financial reporting.

         The audit committee reviewed and discussed the audited financial statements for 2001 with management and the independent auditors.

         The audit committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended. In addition, the audit committee received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, and discussed their independence with them. In evaluating the independence of our auditors, the audit committee considered whether the services they provided to Aware beyond their audit and review of Aware's financial statements were compatible with maintaining their independence. The audit committee also considered the amount of fees they received for audit and non-audit services.

         Based on the audit committee's review and these meetings, discussions and reports, and subject to the limitations on the audit committee's role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the board of directors that Aware's audited financial statements for 2001 be included in Aware's annual report on Form 10-

K. The audit committee also recommended to the board of directors that PricewaterhouseCoopers LLP be selected as Aware's independent auditors for 2002.

                                                 The audit committee

                                                     David Ehreth
                                                     G. David Forney, Jr.
                                                     John K. Kerr

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on April 4, 2002, there were issued and outstanding 22,667,009 shares of common stock entitled to cast 22,667,009 votes. On April 4, 2002, the closing price of Aware's common stock as reported by the Nasdaq National Market was $6.20 per share.


PRINCIPAL STOCKHOLDERS

         The following table provides information about the beneficial ownership of Aware's common stock as of April 4, 2002 by:

         o each person known by Aware to own beneficially more than five percent of Aware's common stock;
         o    each of Aware's directors;
         o    each of Aware's executive officers; and
         o all of Aware's current executive officers and directors as a group.

         In accordance with SEC rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after April 4, 2002 through the exercise of any option or otherwise. Except as noted below, Aware believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage of beneficial ownership is based on 22,667,009 shares of common stock outstanding as of April 4, 2002. In calculating a person's percentage ownership, Aware has treated as outstanding any shares that the person has the right to acquire within 60 days of April 4, 2002. All shares included in the "Right to acquire" column represent shares subject to outstanding stock options exercisable within 60 days after April 4, 2002. The information as to each person has been furnished by such person.



                                                           NUMBER OF SHARES BENEFICIALLY OWNED
                                                           -----------------------------------          PERCENT
                                                        OUTSTANDING      RIGHT TO         TOTAL       BENEFICIALLY
NAME                                                      SHARES          ACQUIRE        NUMBER          OWNED
----                                                      ------          -------        ------          -----
State of Wisconsin Investment Board (1)..........         1,255,000            --     1,255,000           5.5%
  P.O. Box 7842
  Madison, WI 53707
John K. Kerr (2)................................            741,626        49,311       790,937           3.5
Michael A. Tzannes (3)...........................           103,238       583,059       686,297           3.0
Edmund C. Reiter.................................             9,661       342,743       352,404           1.5
Richard W. Gross.................................             8,000       177,903       185,903             *
Richard P. Moberg................................             5,226       209,832       215,058             *
David Ehreth.....................................                 0        43,034        43,034             *
G. David Forney, Jr..............................                 0        29,685        29,685             *
All directors and executive officers
   as a group (7 persons)........................           867,751     1,435,567     2,303,318           9.6

------------------------------------
* Less than one percent.
(1) The number of shares beneficially owned by the State of Wisconsin Investment Board is based upon information in a Schedule 13G filed by the State of Wisconsin Investment Board on February 11, 2002.

(2) Includes 240,193 shares held by Grove Investment Partners, of which Mr. Kerr is a general partner.
(3) Includes 20,000 shares held by a private charitable foundation, of which Mr. Tzannes and his wife are trustees.


         PROPOSAL 2--AMENDMENT OF THE COMPANY'S ARTICLES OF ORGANIZATION

         On February 26, 2002, the Board approved, and voted to recommend to the stockholders that they approve, an amendment to the Company's Restated Articles of Organization to increase the authorized common stock from 30,000,000 to 70,000,000 shares. On April 4, 2002, there were 22,667,009 shares of common stock outstanding, and an additional 7,164,430 shares were reserved for issuance pursuant to the 1996 Stock Option Plan, the 2001 Nonqualified Stock Plan and the 1996 Employee Stock Purchase Plan.

         The Board believes that the authorization of additional shares of common stock is desirable to provide shares for issuance in connection with possible financings, stock dividends, management and employee incentive plans, acquisitions or other general corporate purposes. However, as of the date of mailing of this proxy statement to stockholders, there is no plan, understanding or agreement for the issuance of any shares of common stock with the exception of the shares of common stock available for issuance under the 1996 Stock Option Plan, the 2001 Nonqualified Stock Plan and the 1996 Employee Stock Purchase Plan. If the amendment is approved by the stockholders, the Board of Directors will have authority to issue additional shares of common stock without the necessity of further stockholder action. The issuance of additional shares of common stock, while providing desired flexibility in connection with possible financings and other corporate purposes, could have the effect of diluting the ownership interest of the Company's current stockholders. Holders of common stock have no preemptive rights with respect to any shares which may be issued in the future.

         THE BOARD RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.





             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Aware's executive officers and directors, as well as persons who beneficially own more than ten percent of Aware's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Regulations of the SEC require these executive officers, directors and stockholders to furnish Aware with copies of all Section 16(a) forms they file.

         Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto furnished to Aware with respect to 2001, or written representations that Form 5 was not required for 2001, Aware believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

                             INDEPENDENT ACCOUNTANTS

         The board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Aware for the year ending December 31, 2002. PricewaterhouseCoopers LLP has served as Aware's principal independent accountants since May, 1999.


FEES FOR PROFESSIONAL SERVICES

         The following table provides the fees Aware paid to PricewaterhouseCoopers LLP for professional services rendered for 2001. Audit fees consist of fees for services rendered by PricewaterhouseCoopers LLP in connection with their audit of Aware's annual financial statements and their review of Aware's interim financial statements included in Aware's quarterly reports on Form 10-Q for 2001.

   AUDIT FEES ......................................................  $75,000
   FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES ....        0
   ALL OTHER FEES ..................................................    9,500


ATTENDANCE AT ANNUAL MEETING

         Aware expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

         If any stockholder would like to include any proposal in Aware's proxy materials for its next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. Among other requirements, Aware must receive the proposal at its executive offices no later than December 17, 2002. If any stockholder would like to submit a proposal for that meeting outside the processes of Rule 14a-8, notice of the proposal will be considered untimely under Rule 14a-4(c)(1) if Aware receives the notice after March 2, 2003.


                              AVAILABLE INFORMATION

         STOCKHOLDERS OF RECORD ON (RECORD DATE) WILL RECEIVE COPIES OF THIS PROXY STATEMENT AND AWARE'S 2001 ANNUAL REPORT TO STOCKHOLDERS, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING AWARE. AWARE WILL MAIL, WITHOUT CHARGE, A COPY OF AWARE'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER WHOSE PROXY AWARE IS SOLICITING IF THE STOCKHOLDER REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO MR. RICHARD P. MOBERG, CHIEF FINANCIAL OFFICER AND TREASURER, AWARE, INC., 40 MIDDLESEX TURNPIKE, BEDFORD, MASSACHUSETTS 01730.

                                   AWARE, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2002.

      The undersigned stockholder of Aware, Inc. (the "Company"), revoking all prior proxies, hereby appoints Michael A. Tzannes, Richard P. Moberg and William
R. Kolb, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, on Friday, May 31, 2002, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders dated April 15, 2002 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate in writing the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO EITHER OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR EACH SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on your stock certificate(s). If shares are held as joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

----------------------------------         -------------------------------------

----------------------------------         -------------------------------------

----------------------------------         -------------------------------------

                Please complete and return the proxy card below.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.

              A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE
        RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE
               THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                   DETACH HERE
--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

------------------------
 AWARE, INC.
------------------------

1.       To elect Edmund C. Reiter as a Class III director of the Company.

         [  ] FOR THE NOMINEE

         [  ] WITHHELD FROM THE NOMINEE



2. To amend the Company's Restated Articles of Organization to increase the Company's authorized common stock from 30,000,000 to 70,000,000 shares.

         [  ] FOR

         [  ] AGAINST

         [  ] ABSTAIN



RECORD DATE SHARES:

Mark box at right if you plan to attend the Annual Meeting. [ ]

Mark box at right if an address change or comment has been noted on [ ] the reverse side of this card.


Please be sure to sign and date this Proxy.          Date_______________



------------------------------              -----------------------------

Stockholder sign here                       Co-owner sign here



DETACH CARD                                                   DETACH CARD
-------------------------------------------------------------------------